General Dynamics Mission Systems and Iridium Awarded $324 Million Ground Control and Operations Contract by the Space Development Agency

FAIRFAX, Va. and MCLEAN, Va., May 26, 2022 – General Dynamics Mission Systems (NYSE: GD), and Iridium Communications Inc. (NASDAQ: IRDM) announced today that they have been awarded a contract by the Space Development Agency in the amount of $324,516,613, including a base amount of $162,954,122 and $161,562,491 in options, to establish the ground Operations and Integration (O&I) segment for Tranche 1 of the National Defense Space Architecture (NDSA). Together, General Dynamics Mission Systems and Iridium will build ground entry points and operations centers for the NDSA as well as provide network operations and systems integration services for the SDA’s next tranche of proliferated low-earth orbit satellites.
The core operations and integration functions include enterprise management, network management, mission management, payload data management, and constellation monitoring that spans the ground, link, space, and user segments of the architecture. Working with partners at KSAT USA (KSAT Inc.), Raytheon and EMERGENT, the General Dynamics Mission Systems-Iridium team will develop, equip, staff, operate and maintain state-of-the-art, commercial-like operations centers, acquire and operate ground entry points, and lead ground-to-space integration efforts.
Image: Iridium Ground Station, Credit: Ivar Stakvik

“We are incredibly proud to bring our long heritage of mission-critical space and ground communications and networking expertise to the Space Development Agency,” said Chris Brady, president, General Dynamics Mission Systems. “Together with our partners, we’re excited to build the foundation for the SDA’s initial warfighting capability and backbone of Joint All-Domain Command and Control.”
“Iridium, General Dynamics Mission Systems and the U.S. government have a long and successful history of working together and partnering on this project is a natural evolution of our relationship,” said Matt Desch, CEO, Iridium. “Iridium's 25 years of experience operating in LEO makes us uniquely qualified for this opportunity, and we’re honored to take on this tremendous responsibility in support of this next generation network.”
About General Dynamics Mission Systems
General Dynamics Mission Systems, a business unit of General Dynamics provides mission-critical solutions to the challenges facing defense, intelligence and cyber security customers across all domains. Headquartered in Fairfax, Virginia, General Dynamics Mission Systems employs more than 12,000 people worldwide. For more information about General Dynamics Mission Systems’ broad portfolio of capabilities, visit gdmissionsystems.com or follow @GDMS on Twitter.
About Iridium Communications Inc.
Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2019, the company completed a generational upgrade of its satellite network and launched its new specialty broadband service, Iridium Certus®. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.
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Media Points of Contact:

General Dynamics Mission Systems	Iridium
Tom Crosson	Jordan Hassin
202-309-7583	703-287-7421
tom.crosson@gd-ms.com	jordan.hassin@iridium.com